Exhibit 99.1

Protalix BioTherapeutics’ President and Chief Executive Officer, David Aviezer, Ph.D., will Retire this Year

Board of Directors initiates succession process; Dr. Aviezer remains President and Chief Executive Officer until his successor is named

Carmiel, Israel, June 13, 2014 /GlobeNewswire / Protalix BioTherapeutics, Inc. (NYSE MKT: PLX, TASE: PLX), announced today, that David Aviezer, Ph.D., has decided to retire after almost 12 years from his role as the Company’s President and Chief Executive Officer. He will retire this year upon the completion of a process to nominate his successor. In the meantime, Dr. Aviezer will continue serving as President and Chief Executive Officer and remains a member of the Board of Directors.

“There is never a perfect time for this type of transition, but now is the right time” Dr. Aviezer said. “I have decided that after almost twelve years, it is time to make more time for myself and to move on to another phase in my career. I thank Protalix’s Board of Directors, management and employees for their support over the years. Protalix has a strong organization and an amazing senior leadership team. It is always hard to part from something that is very important to you, but I’m excited about the future of Protalix which is well-positioned for continued innovation, progress and growth.”

The Company’s Board of Directors will appoint a committee to select a new Chief Executive Officer.

Mr. Zeev Bronfeld, Chairman of the Company’s Board of Directors said: “The Board and I are grateful to David for his leadership, integrity and professionalism in building Protalix from a very early stage start-up company, and leading us through the drug development process to regulatory and commercial approval. We wish him all the best with the next stage in his career. We are committed to ensuring the continued high quality of leadership for Protalix.”

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix's first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel's Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) in April 2013, by the Australian Therapeutic Goods Administration (TGA) in May 2014 and by the regulatory authorities of other countries. Marketing applications for taliglucerase alfa have been filed in additional territories as well. Protalix has partnered with Pfizer Inc. for the worldwide development and commercialization of taliglucerase alfa, excluding Israel and Brazil, where Protalix retains full rights. Protalix's development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-112, an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel®) for the treatment of certain immune and inflammatory diseases, such as rheumatoid arthritis, Crohn's disease, colitis, psoriasis and other autoimmune and inflammatory disorders; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect," "plan" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks related to management transitions; risks related to the commercialization of our drug product; failure or delay in the commencement or completion of our clinical trials which may be caused by several factors, including: unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; slower than expected rates of patient recruitment; inability to monitor patients adequately during or after treatment; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and lack of sufficient funding to finance clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Tricia Truehart
The Trout Group, LLC
646-378-2953
ttruehart@troutgroup.com

Media Contact

Kari Watson
MacDougall Biomedical Communications
781-235-3060
kwatson@macbiocom.com

Source: Protalix BioTherapeutics, Inc.